Exhibit 10.10
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of August 3, 2009 (the “Agreement”) between Modavox, Inc., a Delaware corporation, or any successor thereto (“Company”), and Scott Russo (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Operating Officer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

Article I.

DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1	“Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

1.2	“Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3
“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4	“Agreement” – see the recitals to this Agreement.

1.5	“Agreement Date” means the date that is specified in the recitals to this Agreement.

1.6	“Anniversary Date” means any annual anniversary of the Agreement Date.

1.7	“Annual Bonus” – see Section 4.2(a).

1.8	“Annualized Total Compensation” means, as of any date, the sum of Executive’s Base Salary as of such date and Target Annual Bonus applicable to the Year that includes such date.

1.9	“Base Salary” – see Section 4.1.

1.10	“Beneficiary” – see Section 9.3.

1.11	“Board” means the Board of Directors of the Company.

1.12	“Cause” means any of the following:

(a)	Executive’s conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or

(b)
Executive’s willful or intentional material breach of this Agreement, or grossly neglects his duties under this Agreement, that results, or in all probability is likely to result, in financial detriment that is material to the Company.

(c)
a repeated failure by Executive to follow the written directives of the Board or any written Company policy or guidelines expressly approved by the Board which results, or in all probability is likely to result, in financial detriment that is material to the Company; provided, however, that (a) if Executive initially refused to obey the written directives of the Board, Executive is furnished a written statement by the Board that it believes in good faith that the acts or non-acts being directed are in the best interests of the Company, and (b) Executive is provided the opportunity to discuss with the Board its reasons for not complying with the Board’s directives, and provided further that following the written directive of the Board would not cause Executive to commit any illegal act or engage in any illegal course of conduct.

For purposes of clause (b) of the preceding sentence, Cause shall not include any one or more of the following:

(i)	bad judgment,

(ii)	ordinary negligence,

(iii)
any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

(iv)	any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least 12 months.

1.13	“Change of Control” means any of the following events:

(a)           individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Agreement Date whose election or nomination for election by the Company’s shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with any action or threatened “election contest” relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed Incumbent Directors and to be members of the Incumbent Board; or

(b)           approval by the stockholders of the Company of either of the following:

(i)           a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”), as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger,

(ii)           a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

1.14	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15	“Committee” means the Compensation Committee of the Board.

1.16	“Common Stock” means the common stock, $.0001 par value, of the Company.

1.17	“Company” – see the recitals to this Agreement.

1.18	“Date of Termination” means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either of the Company or by Executive.

1.19
“Disability” means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold his agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of a total of six (6) months.

1.20	“Employment Period” – see Section 3.1.

1.21	“Exchange Act” means the Securities Exchange Act of 1934.

1.22	“Executive” – see the recitals to this Agreement.

1.23
“Fair Market Value” means, as of any date, (a) the average of the high and low prices of the Common Stock on such date reported on the national securities exchange on which the Company is listed (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of security was reported), (b) if the Common Stock is not listed on any national securities exchange, the average of the high bid and low asked quotations for the Common Stock on such date un the over-the-counter market (or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such a quotation of such security was reported), or (c) if there is no public market for the Common Stock, the fair market value for the Common Stock determined by the Committee in the good faith exercise of its discretion.

1.24	“Good Reason” means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of this Agreement by the Company, including:

(i)	the failure of the Company to comply with the provisions of Articles II, III, IV, V, or VI of this Agreement;

(ii)	any material adverse change in the status, responsibilities or prerequisites of Executive;

(iii)	causing or requiring Executive to report to anyone other than the Chief Executive Officer of the Company or the Board; or

(iv)	assignment of duties materially inconsistent with his position and duties described in this Agreement,

(b)
the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement, or an Agreement with materially identical terms, but, for example, with stock options in a successor rather than the Company,

(c)	requiring Executive to be principally based at any office or location more than ten miles from Executive’s current offices in the New York, NY metropolitan area.

(d)
the delivery of Executive of a Notice of Consideration pursuant to Section 7.1(d) if, within a period of 90 days thereafter, the Board fails for any reason to terminate Executive for Cause in compliance with all of the substantive and procedural requirements of Section 7.1, or

(e)	a Termination of Employment by Executive for any reason or no reason during the 30-day period commencing 12 months after a Change of Control.

1.25	“Including” means including without limitation.

1.26	“Initial Option” – see Section 5.1.

1.27	“Notice of Consideration” – see Section 7.1(b).

1.28	“Option” means an option to purchase shares of Common Stock.

1.29	“Option Term” – see Section 5.2(d).

1.30
“Permitted Transferee” means the spouse of Executive, a lineal descendent of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.31
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.32
“Prorata Annual Bonus” means (a) the product of the amount of the Bonus to which the Board determines Executive would have been entitled if he had been employed by the Company on the last day of the Year that includes the Termination Date, and if Executive had achieved his Target Annual Goals for such Year, multiplied by (b) a fraction of which the numerator is the number of days which would have elapsed in such Year through the Date of Termination and the denominator is 365.

1.33	“Severance Payment” means the payment of a multiple of Executive’s Annualized Total Compensation pursuant to Section 7.3 or Section 7.4, as applicable.

1.34	“Subsequent Options” – see Section 5.1(a).

1.35
“Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) or more than 50%.

1.36	“Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

1.37	“Termination for Good Reason” means a Termination of Employment by Executive for a Good Reason, whether during or after the Employment Period.

1.38	“Termination of Employment” means a termination by the Company or by Executive of Executive’s employment by the Company.

1.39
“Termination without Cause” means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability, whether during or after the Employment Period, including Termination of Employment at the end of the Employment Period after the Company’s giving a Notice of Non-Renewal.

1.40
“Witholding Taxes” means any United States federal, state, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

1.41	“Year” means a calendar year period ending December 31.

Article II.

DUTIES

2.1           Duties.  The Company shall employ Executive during the Employment Period as its Chief Legal Officer.   During the Employment Period, Executive shall perform the duties properly assigned to him hereunder and shall use his reasonable best efforts to promote the interests of the Company.

2.2           Other Activities.  Executive may serve on non-competitive corporate, civic or charitable boards or committees, teach at educational institutions or engage in other non-competitive business interests and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

Article III.

EMPLOYMENT PERIOD

3.1           Employment Period.   Subject to the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement shall begin on the Agreement Date and shall remain in effect until terminated by either Executive or the Company as described herein (the “Employment Period”).  The employment of Executive by the Company shall not be terminated other than in accordance with Article VII.

Article IV.

COMPENSATION

4.1           Salary.  The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $140,000 per year (“Base Salary”).  During the Employment Period, the Base Salary shall be reviewed at least annually by the Committee after consultation with Executive and may from time to time be increased as determined by the Committee.  Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement, unless otherwise expressly agreed by the parties.

4.2.	Annual Bonus.

(a)           At the discretion of the Board,  Executive shall be eligible for an annual cash bonus ranging from zero to 33% of his Base Salary (“Annual Bonus”) in accordance with the terms hereof for each Year which begins during the Employment Period.

(b)           In determining whether Executive is to receive an Annual Bonus, the Board shall consider whether Company has a positive operating cash flow in the applicable Year and whether Executive has achieved his target performance goals (the “Target Annual Goals”) initially drafted by Executive and edited and approved by the Committee after consulting with Executive on an annual basis.  Such performance goals shall be provided by Executive within a reasonable time to allow of finalization by the Committee within 90 days after the first day of the applicable Year.

(c)           The Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment as soon as practicable after the Committee can determine whether and the degree to which Maximum Annual Goals or Target Annual Goals have been achieved following the close of such Year.  Any such Annual Bonus shall in any event be paid within 30 days after the end of the Year.

Article V.

STOCK GRANTS
5.1           Option Grants.  As an inducement to Executive to enter into this Agreement, the Company shall grant to Executive an Option to purchase (i) 250,000 shares of Common Stock (with a Date of Grant of July 8, 2009) and (ii) 100,000 shares of Common Stock (with a Date of Grant of December 7, 2009) (collectively, such Option grants referred to herein as the “Initial Option”).  Although the Company and Executive intend the Initial Option to be in lieu of normal annual or other option grants through the end of the Year 2010, the Committee may at any time in its discretion consider Executive for possible future annual or other grants of Options (such Options collectively, the “Subsequent Options”) and, commencing in the Year 2011, shall at least once during each Year consider Executive for a grant of a Subsequent Option.

5.2	Terms & Conditions of Options.

(a)           The Initial Option and each Subsequent Option shall be subject to the terms and conditions specified in paragraphs (b) or (c) of this Section, respectively, and shall also be subject to the terms and conditions specified in paragraph (d) of this Section.

(b)	The Initial Option:

(i)	shall have an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date on which the Stock Option grant is approved by the Board or the Committee.

(ii)
shall become vested/exercisable at a rate of 1/36th per month for a vesting period of thirty six (36) months for as long as Executive remains employed by the Company; provided, however, that the Initial Option shall immediately become 100% vested/exerciseable  upon a Termination of Employment by reason of  the death or Disability, a Termination Without Cause, a Termination for Good Reason, or a Change of Control.

(c)
Each Subsequent Option shall in all other respects be on terms and conditions that are no less favorable to Executive than the terms and conditions applicable to Options granted at or about the same time to other senior executives of the Company.

(d)	The Initial Option and each Subsequent Option:

(i)	shall have a term (the “Option Term”) of at least ten (10) years;

(ii)
may be exercised after the Date of Termination to the extent such Option was exercisable on such date (after giving effect to any acceleration of exercisability by reason of Termination of Employment):

(A)  in the event of Termination of Employment by reason of death or Disability, a Termination for Good Reason, or a Termination without Cause, at any time or from time before the expiration of the applicable Option Term, or

(B)  in the event of any other Termination of Employment, at any time or from time to time during the five-year period commencing on the Date of Termination, but not after the expiration of the applicable Option Term;

(iii)           shall not be transferable by Executive during his lifetime except to a Permitted Transferee; and

(iv)           shall be cancelled in the event of a merger or consolidation pursuant to the terms of which cash is to be paid for each share of Common Stock then outstanding, such cancellation to be effective immediately before the consummation of such merger or consolidation, subject to the immediate payment by the Company of a cash amount to Executive equal to the Option Spread (as defined below).  The “Option Spread” applicable to an Option shall equal the product of the number of shares of Common Stock subject to such Option multiplied by the positive difference, if any, between the cash amount to be paid for each share of Common Stock in such merger or consolidation and the exercise price of such Option.

(e)
In the event of a Merger (as defined in 1.13(b)(i), pursuant to which Company shares are exchanged for or converted into other securities or property, the Board shall appropriately adjust each outstanding vested Option (including exercise price, as appropriate) such that, upon exercise thereof, each Option will entitle the holder to receive the securities and/or property that such holder would have received had the Option been exercised immediately prior to upon payment of the applicable exercise price of such option.

5.3           Manner of Exercise of Options.  Any Option or any part thereof shall be exercised by Executive, his Permitted Transferee or, if after his death, a Beneficiary by a written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and the form of payment of the exercise price of the Option and any related Withholding Taxes.  Such payment may be made in any one or more of the following forms:

(a)	cash, or

(b)
previously-owned shares of Common Stock (which, if acquired from the Company or an Affiliate, shall have been held by Executive for at least six (6) months) valued at their Fair Market Value on the date of exercise.

The Company shall deliver the purchased shares of Common Stock promptly after its receipt of notice of exercise and payment.

5.4           Adjustment of Options.  If any dividend is declared on the Common Stock which is payable in Common Stock, the number of shares of Common Stock to which any Option is subject shall be multiplied by (and the exercise price of such Option shall be divided by) the sum of the number 1.0 plus the number of shares of Common Stock (including any fraction thereof) payable as a dividend on each share of Common Stock.  In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Stock (other than a dividend payable in Common Stock), the Company shall make an appropriate adjustment in the number of shares of Common Stock and exercise price applicable to each Option so that, after such adjustment, the Option shall represent a right to receive, upon payment of the same aggregate exercise price as in effect immediately before such adjustment, the same consideration (or of such consideration is not available, other consideration of the same value) that Executive would have been entitled to receive before such recapitalization, reorganization, merger, consolidation, stock split or other change affecting the Common Stock.

Article VI.

OTHER BENEFITS

6.1           Incentive, Savings & Retirement Plans.  In addition to Base Salary and an Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings, and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

6.2           Welfare Benefits.  During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company.

6.3           Fringe Benefits.  During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

6.4           Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than three (3) weeks per calendar year.

6.5           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of accounting in accordance with practices, policies and procedures applicable to other senior executives of the Company.

6.6           Insurance. The Company will at all times during the Employment Period maintain D&O and Fiduciary insurance policies which policies cover the acts and omissions of Executive in furtherance of his duties hereunder.

6.7           Indemnification; Legacy Matters.  In addition to any other protections afforded to Executive under the Company’s By-Laws, Articles of Incorporation, corporate charters or governing documents, and applicable law, the Company agrees to fully indemnify and hold harmless Executive for all liabilities, losses or expenses incurred by Executive, including attorney’s fees (“Losses”), to the extent such Losses relate to any act or omission of the Company, including any act or omission of any employee, agent or representative of the Company, regarding any action, transaction, matter or omission that occurred (or should have occurred) prior to the Agreement Date, including all legacy legal matters, or to the extent such Losses arise due to acts or omissions with respect to which Executive was not informed or involved.

Article VII.

TERMINATION BENEFITS

7.1	Termination for Cause or Other than for Good Reason, or Death or Disability

(a)           If the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive’s Accrued Base Salary and Accrued Annual Bonus, and Executive shall not be entitled to receive any Severance Payment.

(b)           The Company may not terminate the Executive’s employment for Cause unless:

(i)
no fewer than 60 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

(ii)
for a period of not less than 30 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf; and

(iii)
following the presentation to the Board as provided in (ii) above or Executive’s failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than 30 days after the date the Notice of Consideration is provided), Executive may be terminated for Cause only if (x) the Board, by the affirmative vote of all of its members (excluding Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate the Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause, and that Executive’s employment accordingly should be terminated for Cause; and (y) the Board provides Executive with a written determination (a “Notice of Termination for Cause”) setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration.

Unless the Company establishes both (i) its full compliance with the substantive and procedural requirements of this Section 7.1 prior to a Termination of Employment for Cause, and (ii) that Executive’s action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any Termination of Employment shall be deemed a Termination Without Cause for all purposes of this Agreement.

(c)           After providing a Notice of Consideration pursuant to the provisions of Section 7.1(b), the Board may, by the affirmative vote of all of its members (excluding for this purpose Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to such Section 7.1(b) has been made.

7.2           Termination for Death or Disability.  If Executive’s employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Prorata Bonus.

7.3           Termination Without Cause or for Good Reason.  In the event of a Termination Without Cause or a Termination for Good Reason (whether during or after the Employment Period), Executive shall receive the following:

(a)           immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

(b)           immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to (x) the product of one and one half (1.5) multiplied by (y) Executive’s Annualized Total Compensation;

(c)           immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the total amount for up to twelve (12) months (if any) of Executive’s unvested benefits under any plan or program sponsored by the Company which is forfeited on account of Executive’s employment being terminated, except unvested Subsequent Options.

7.4           Termination After a Change of Control.  If a Termination Without Cause or a Termination for Good Reason occurs within two years after a Change of Control, then Executive shall receive the payments required by Section 7.3.

7.5           Other Termination Benefits.  In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

Article VIII.

RESTRICTIVE COVENANTS

8.1	Non-solicitation of Employees; Confidentiality; Non-Competition.

(a)           Executive covenants and agrees that, at no time during the Employment Period nor during the one-year period immediately following a Termination of Employment by the Company for Cause or by Executive for other than Good Reason, will Executive:

(i)  directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

(ii)  become employed by, enter into a consulting arrangement with, or otherwise agree to perform personal services for a Competitor (as defined in Section 8.1(b));

(iii)  acquire an ownership interest in a Competitor; or

(iv)  solicit vendors of the Company on behalf of or for the benefit of a Competitor.

(b)           Executive covenants and agrees that, at no time during the Employment
Period nor during the two-year period immediately following a Termination of Employment by the Company for Cause or by Executive for other than Good Reason, will Executive, directly or indirectly, solicit the Company’s Customers for the purpose of selling such customer services then offered or available through Company.  For the purposes of this Agreement.

(c)           For purposes of this Section, “Competitor” means any Person which sells goods or services which are directly competitive with those sold by a business that (i) is being conducted by the Company or any Subsidiary at the time in question and (ii) was being conducted at the Date of Termination and, for the Company’s most recently-completed fiscal year, contributed more than 10% of the Company’s consolidated revenues.  Notwithstanding anything to the contrary in this Section, goods or services shall not be deemed to be competitive with those of the Company solely as a result of Executive being employed by or otherwise associated with a business of which a unit in competition with the Company or a Subsidiary but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved. “Company’s Customers” shall mean all persons, firms, corporations, partnerships, limited liability companies and other legal entitles and all governmental bodies or agencies (including municipalities) for which Company is providing services as of the date of termination of Executive’s employment with Company.

(d)           Executive covenants and agrees that at no time during the Employment Period not at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person, or use, any Confidential Information (as defined in Section 8.1(d)) without the prior express written consent of the Company.  After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

(e)           For purposes of this Section, “Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, research and development, purchasing, accounting, marketing and selling practices, trade secrets and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Executive, as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement.

(f)           This Article does not prohibit Executive from disclosing information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to this subsection as far in advance of its disclosure as practicable.

8.2           Injunction.  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article VIII, and that is would be impossible for the Company to measure damages in the event of such a breach.  Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Article VIII.

Article IX.

MISCELLANEOUS

9.1.           Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer.

9.2.	Legal Fees; Late Payments.

(a)           If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the losing party shall reimburse the prevailing party for all legal fees and expenses reasonably incurred in connection with such contest or dispute, but only if the prevailing party prevails to a substantial extent with respect to its claims brought and pursued in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the losing party receives reasonable written evidence of such fees and expenses.

(b)           If the Company fails to pay any cash amount owed under this Agreement when due, the Company shall pay interest on such amount at a rate equal to one percent (1%) per month (12 % per annum).

9.3.           Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate.  Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement.  Executive, without the consent of any prior Beneficiary, may change his designation of a Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

9.4.           Assignment; Successors.  The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.  This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.5.           Nonalienation.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.6.           Severability.  If one or more parts of this Agreement are declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.7.           Captions.  The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

9.8.           Amendment; Waiver.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.  A waiver of any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

9.9.           Notices.  All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to the Company, to:

Modavox, Inc.
Attention: Chief Executive Officer
43 West 24th Street
11th Floor
New York, NY 10011

If to Executive, to:

Scott Russo
36 Timber Rock Trail
Bernardsville, NJ 07924

9.10.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.11.           Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supercede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

9.12.           Applicable Law.  The Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its choice of law principles.

9.13.           Survival of Executive’s Rights.  All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Section 9.1 hereof, and all of Company’s rights under Article VIII, shall survive the termination of Executive’s employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in the date first above written.

EXECUTIVE:	MODAVOX, INC.:

__________________________	BY: ____________________________
Scott Russo

Its: _____________________________